Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 1st day of June 2012 (the “Effective Date”), by and between Tandon Digital, Inc., a Delaware corporation (the “Company”), and, Jawahar L. Tandon, an individual (the “Executive”). Company or Executive are sometimes referred to herein as “party” or collectively “parties”.

RECITALS

WHEREAS, by unanimous consent of its Board of Directors, Company named Executive to serve as Chief Executive Officer to manage the Company and its day-to-day operations;

WHEREAS, Company desires to enter into an written employment agreement for Executive to continue to serve as Chief Executive Officer of the Company;

WHEREAS, Executive is willing to be employed by the Company and provide services to the Company under the terms and conditions stated herein, as of the Effective Date; and

WHEREAS, Company and Executive now mutually desire to enter into this Agreement as approved by the Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

1.           Duties and Responsibilities

1.1           Employment. The Company hereby employs Executive as the Chief Executive Officer of the Company and Executive hereby accepts such employment as of the Effective Date pursuant to the terms, covenants and conditions set forth herein. Executive shall also serve as the Chief Executive Officer of the principal operating subsidiaries of the Company. Executive shall report directly to the Board of Directors of the Company (the “Board”).

1.2           Duties. Executive shall have the overall responsibility as Chief Executive Officer for the management and operation of the Company and its subsidiaries, and shall perform all duties and responsibilities and have such powers which are commonly incident to the position of Chief Executive Officer, as well as any additional responsibilities and authority as may be from time to time assigned or delegated to him by the Board of Directors. Executive shall perform the duties assigned to him to the best of his ability and in a manner satisfactory to the Company.

1.3           Time and Efforts. Executive shall devote his full business time, efforts, attention, and energies to the business of the Company and to the performance of his duties hereunder during the Term.

1.4           Confidential Information and Trade Secrets. Executive acknowledges that, as a condition of his employment hereunder, Executive agrees to execute and abide by the Company’s confidentiality, non-disclosure, invention assignment, and similar agreements that are presented to Executive to protect the Company’s trade secret, proprietary and business interests. Executive hereby acknowledges and agrees that such agreements shall survive termination of employment and this Agreement and shall remain in force following such termination regardless of the reason for the termination.

1.5           Compliance with Law. Executive agrees to comply with any and all governmental laws, regulations, and policies in connection with his actions as an employee of the Company. Executive shall conduct himself in accordance with the highest business standards as are reasonably and customarily expected of such position.

2.           Term

The term of employment under this Agreement shall be for a period of three (3) years commencing on the Effective Date (the “Initial Term”), and this Agreement will then be renewed automatically for additional one (1) year periods commencing on the last date of the Initial Term, and on each one (1) year anniversary date thereafter (each subsequent one year period together with the Initial Term, hereinafter collectively the “Term”), unless either the Company or Executive provides the other party with written notice at least sixty (60) days prior to the last date of the Initial Term or any subsequent Term stating that the Agreement will not be renewed. In connection with any notice of non-renewal pursuant to this Section 2, the Executive’s termination date of employment will be the last date of the applicable Term and Executive will not be eligible or entitled to receive any severance pay or post-termination benefits that may otherwise be provided under this Agreement. Notwithstanding the above, either party may terminate this Agreement at any time during the Term pursuant to the applicable provisions of Section 5 of this Agreement.

3.           Compensation and Benefits

As the total consideration for Executive’s services rendered hereunder, Executive shall be entitled to the following:

3.1           Base Salary. Executive shall be paid an initial annual base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per year (“Base Salary”) beginning on the Effective Date of the Agreement and payable in regular installments in accordance with the customary payroll practices of the Company. Executive’s Base Salary will be reviewed at least annually by the Company and may be increased at the discretion of the Company. The Base Salary may not be decreased, except upon a mutual written agreement between the parties.

3.2           Annual Performance Bonus. In addition to Base Salary, Executive shall be eligible to receive an annual bonus based upon Executive’s performance for the preceding year as determined by the Board of Directors or the Compensation Committee of the Company, in their sole discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Board of Directors or its Compensation Committee deems relevant, including, without limitation, the operating results for the Company during such calendar year, the importance of the efforts of Executive in achieving such operating results and the achievement by the Company and/or Executive of performance goals previously established by the Board of Directors for such contract year. The performance bonus review for Executive shall occur at such times consistent with the Company’s compensation policy and procedures for executive officers. The annual performance bonus shall be up to thirty (30%) of the Base Salary.

3.5           Reimbursement of Expenses. Executive shall be reimbursed for reasonable travel, hotel, entertainment, and other business related expenses. All reimbursement of expenses are subject to the Company’s policies in effect at the time on pre-approval of certain business expenses and reimbursement procedures. Executive shall produce satisfactory supporting receipts and other documentation in connection with such expenses before such reimbursement is made in accordance with applicable Company policy.

3.6           Company Automobile. The Company shall make available to the Executive a mutually agreeable company automobile (the lease amount of which is not to exceed $2,000.00 per month) for the use by the Executive in the performance of his duties and the Company shall pay directly or, upon presentation of itemized receipts, reimburse the Executive, for all expenses reasonably incurred by the Executive in the operation of such automobile, including but not limited to insurance, maintenance, repairs, fuel, registration, mileage overages and other operating costs.

3.7           Vacation. Executive shall be entitled to accrue six (6) weeks of paid vacation each year pursuant to the terms and provisions of the Company’s vacation leave policies as in effect from time to time.

3.8           Country Club Membership. The Company agrees to pay for the monthly dues for a personal membership at a mutually agreeable country club (not to exceed $1,500) and to reimburse Executive for any reasonable business-related costs associated therewith. Personal expenses will not be reimbursed.

3.9           Benefits. Executive shall be entitled to participate in and receive all benefits made available by the Company to its Executives, including without limitation, medical, dental, vision, life and disability insurance plans and coverage, and defined benefit, defined contribution or other 401K program, including all company matching provisions, as applicable. The Company shall pay 100% of the insurance premiums for the medical/dental/vision coverage for Executive and his dependents.

4.           Indemnification

Company agrees to hold harmless and indemnify the Executive to the fullest extent permitted by law, as such may be amended from time to time, with respect to any acts or nonaction the Executive may have committed during his employment in his capacity as the Chief Executive Officer and President of the Company. Additional terms of the indemnification shall be set in an indemnification agreement to be executed by the Company and the Executive.

5.           Termination

Executive’s employment shall terminate upon the happening of the following:

5.1           Termination For Cause. The Company may terminate this Agreement for Cause if the Board of Directors determines that Cause exists. For purposes of this Agreement, “Cause” shall mean:

(a)          A proven act of dishonesty, fraud, embezzlement, or misappropriation of proprietary information in connection with the Executive’s responsibilities as an Executive;

(b)          Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude;

(c)          Executive’s willful misconduct in connection with his employment duties that is detrimental to the Company and which cannot be cured on reasonable notice to Executive; or

(d)          Executive’s habitual failure or refusal to perform his employment duties under this Agreement if such failure or refusal is not cured by Executive within twenty (20) days after receiving written notice thereof from the Board of Directors.

For purposes hereof, no act or failure to act by the Executive shall be considered “willful” unless done or omitted to be done by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Employer or contrary to a formal resolution of the Board.

5.2           Termination Without Cause.

(a)          The Company may terminate this Agreement Without Cause. For purposes of this Agreement, “Without Cause” shall mean termination by the Company of Executive’s employment for any reason, other than as specified in Sections 5.1 or 5.3 hereof.

(b)          The Company may terminate the employment of Executive and all of the Company’s obligations hereunder at any time during the Term of Employment “Without Cause” by giving Executive written notice of such termination, to be effective thirty (30) days following the giving of such written notice, in which case Executive shall receive the compensation, severance and benefit continuation required by Section 6.3 below.

5.3           Termination Due to Disability or Death. Executive’s employment hereunder may be terminated by the Company as follows:

(a)          To the extent permitted by law, upon thirty (30) days’ notice to Executive in the event that Executive has been unable to perform substantially all of his duties under this Agreement for an aggregate of 120 days (inclusive of weekends and holidays) within any 12-month period, as the result of Executive’s incapacity to perform the essential functions of his job due to a physical or mental disability and after reasonable accommodation made by the Company, and within thirty (30) days of receipt of such notice, Executive shall not have returned to the full-time, continuing performance of his duties hereunder, or

(b)          Immediately upon the death of Executive.

5.4           Termination by Executive for Good Reason. Executive may terminate the Agreement for “Good Reason”. Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within ninety (90) days of the event constituting Good Reason, and provides the Company with a period of thirty (30) days to cure the Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if the event is effected by the Company or third-parties without Executive’s consent: (i) a reduction of more than 10% in Executive’s Base Salary or other component of compensation and benefits, except for changes to the Company’s generally applicable benefit plans and policies; (ii) a change in the location of the business requiring Executive to move or drive to work more than 50 miles from the current location; (iii) any material diminution of Executive’s authority, responsibilities, reporting or job duties (except for any reduction for Cause as defined above); or (iv) any other material breach by the Company of this Agreement. Executive may terminate his employment at any time for Good Reason as provided in this Section 5.4, in which case Executive shall receive the compensation, severance and benefit continuation required by Section 6.3 below.

5.5           Voluntary Termination. Executive’s employment hereunder may be terminated by Executive for any reason (other than by Termination Due to Disability or Death or for Good Reason) upon Executive providing Company with thirty (30) days’ notice of Executive’s voluntary termination.

6.          Effect of Termination

6.1           Termination For Cause or Voluntary Termination. In the event that Executive’s employment is terminated pursuant to Sections 5.1 or 5.5 above:

(a)          The Company shall pay to Executive, or his representatives, on the date of termination of employment (the “Termination Date”) only that portion of the Base Salary provided in Section 3.1 that has been earned to the Termination Date, and any accrued but unpaid Vacation pay provided in Section 3.7, and any expense reimbursements due and owing to Executive as of the Termination Date; and

(b)          Executive shall not be entitled to (i) any other salary or compensation, (ii) the Annual Performance Bonus pursuant to Section 3.2, nor (iii) any Benefits pursuant to Sections 3.6, 3.8, or 3.9, except for benefit continuation under COBRA or similar state or federal legislation.

6.2           Termination Due to Disability or Death. In the event Executive’s employment is terminated pursuant to Section 5.3 above, the Company shall pay to Executive, or his representatives, all of the following:

(a)          The payments, if any, referred to in Section 6.1(a) above as of the Termination Date;

(b)          An amount equal to the full year targeted Annual Performance Bonus referenced in Section 3.2 above for the calendar year in which the Termination Date occurs, less applicable statutory deductions and tax withholdings, to be paid within thirty (30) days of the Termination Date; and

(c)          If Executive elects benefit continuation under COBRA or similar state or federal legislation for the available Benefits provided in Section 3.9, Company shall pay or reimburse the COBRA premiums for a period of up to six (6) months commencing on the Termination Date, provided that Executive remains eligible for COBRA continuation coverage.

6.3           Termination Without Cause or for Good Reason. In the event Executive’s employment is terminated pursuant to Sections 5.2 or 5.4 above, the Company shall pay Executive on the date of Termination the payments referred to in Section 6.1(a) above, and provided that, within sixty (60) days of the Termination Date, Executive signs a binding release of all claims relating to his employment in the standard form then being used by the Company, substantially in the form attached hereto as Exhibit A, Executive shall also receive all of the following:

(a)          A severance payment equal to the unpaid portion of Executive’s Base Salary for the remainder of the Term of this Agreement, with such payment being made in a single lump sum immediately upon the release becoming effective; and

(b)          If Executive elects benefit continuation under COBRA or similar state or federal legislation for the available Benefits provided in Section 3.6, Company shall pay or reimburse the COBRA premiums for a period of up to six (6) months commencing on the Termination Date, provided that Executive remains eligible for COBRA continuation.

7.           Assignment

This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive. The Company shall be entitled to assign this Agreement to any affiliate of the Company or any person or entity that assumes the ownership and control of the business of the Company. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns.

8.           Severability

Should any term, provision, covenant or condition of this Agreement be held to be void or invalid, the same shall not affect any other term, provision, covenant or condition of this Agreement, but such remainder shall continue in full force and effect as though each such voided term, provision, covenant or condition is not contained herein.

9.           Governing Law and Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be carried out in California. Subject to the Binding Arbitration provision of this Agreement as set forth below, and without in any way limiting the applicability of binding arbitration, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Los Angeles County, California in any action or proceeding arising out of or relating to this Agreement and further agrees that all claims in respect of the action or proceeding may be heard and determined in any such court to the extent that any court proceeding is necessary in connection with the Binding Arbitration provision below, and further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner so provided by law.

10.         Binding Arbitration

Any and all disputes which involve or relate in any way to this Agreement and/or to Executive’s employment or termination of employment with the Company, whether initiated by Executive or by the Company and whether based on contract, tort, statute, or common law, shall be submitted to and resolved by final and binding arbitration as the exclusive method for resolving all such disputes. The arbitration shall be private and confidential and conducted in Los Angeles, California pursuant to the Federal Arbitration Act and applicable California law, and pursuant to the applicable rules of the American Arbitration Association (“AAA”) relating to employment disputes, unless the parties otherwise mutually agree to modify the AAA Rules. A copy of the AAA Employment Rules are available for review at www.adr.org/employment and are incorporated herein by reference.

The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim or claims, within the time period of any applicable statute of limitations relating to such claim(s). If the parties cannot mutually agree upon an Arbitrator, then the parties shall select a neutral Arbitrator through the procedures established by the AAA. The Arbitrator shall have the powers provided under the California Code of Civil Procedure relating to the arbitration of disputes, except as expressly limited or otherwise provided in this Agreement. The parties shall have the right to reasonable discovery as mutually agreed or as determined by the Arbitrator, including at least one deposition each, it being the goal of the parties to resolve any disputes as expeditiously and economically as reasonably practicable. The parties agree to equally share in the payment of the administration costs of the AAA arbitration, including payment of the fees for the Arbitrator, and any other costs directly related to the administration of the arbitration. The parties shall otherwise be responsible for their own respective costs and attorneys fees relating to the dispute, such as deposition costs, expert witnesses and similar expenses, except as otherwise provided in this Agreement to the prevailing party.

The Arbitrator may award, if properly proven, any damages or remedy that a party could recover in a civil litigation, and shall award costs and reasonable attorneys fees to the prevailing party as provided by law. The award of the Arbitrator shall be issued in writing, setting forth the basis for the decision, and shall be binding on the parties to the fullest extent permitted by law, subject to any limited statutory right to appeal as provided by law. Judgment upon the award of the Arbitrator may be entered in any court having proper jurisdiction and enforced as provided by law.

This agreement to arbitrate is freely negotiated between Executive and the Company and is mutually entered into between the parties. Each party understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial; provided, however, that either party may seek provisional remedies in a court of competent jurisdiction as provided pursuant to applicable law.

11.         Captions

The Section captions herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

12.         Compliance with IRC Section 409A

Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 12 in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 12 without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 12; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit

13.        Entire Agreement

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. In this regard, each of the parties represents and warrants to the other party that such party is not relying on any promises or representations that do not appear in writing herein. This Agreement supersedes and replaces any prior agreements that Executive had with the Company. Each of the parties further agrees and understands that this Agreement can be amended or modified only by a written agreement signed by all parties.

14.        Notice

All notices and other communications under this Agreement shall be in writing and mailed, telegraphed, telecopied, or delivered by hand (by a party or a recognized courier service) to the other party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Company:

Tandon Digital, Inc.

Chief Financial Officer
2125 B Madera Road
Simi Valley, CA 93065
Attn: 2125 B Madera Road
Simi Valley, CA 93065

with copy to

K&L Gates LLP

10100 Santa Monica Blvd., 7th Floor

Los Angeles, California 90067

Attn: Thomas J. Poletti, Esq.

If to Executive:

At current home address on file with the Company

15.        Attorney’s Fees

In the event that any party shall bring an action or proceeding in connection with the performance, breach or interpretation of this Agreement, then the prevailing party in any such action or proceeding, as determined by the arbitrator, court or other body having jurisdiction, shall be entitled to recover from the losing party all reasonable costs and expenses of such action or proceeding, including reasonable attorneys’ fees, court costs, costs of investigation, expert witness fees and other costs reasonably related to such action or proceeding.

[Signatures to follow]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“COMPANY”

Tandon Digital, Inc.

By:	/s/ Devinder L. Tandon

Name:	Devinder L. Tandon

Its:	Director

“EXECUTIVE”

By:	/s/ Jawahar L. Tandon
Jawahar L. Tandon